Exhibit 4.2

DESCRIPTION OF SECURITIES

As of December 31, 2021, Claros Mortgage Trust, Inc. (“Claros,” “we,” “us,” and the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, $0.01 par value per share (our “common stock”). Our common stock is listed on The New York Stock Exchange (“NYSE”) under the ticker symbol “CMTG.”

The following summary of the terms of our capital stock is only a summary, and you should refer to the MGCL and our charter and bylaws for a full description. The following summary is qualified in its entirety by the detailed information contained in our charter and bylaws. Copies of our most recent charter and bylaws, and any subsequent amendments thereto, have been filed or incorporated by reference as exhibits to our most recent Annual Report on Form 10-K or a subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by us with the Securities and Exchange Commission (the “SEC”). You may obtain copies of any of those documents by visiting the SEC website at http://www.sec.gov.

General

We were incorporated under the laws of the state of Maryland on April 29, 2015. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws.

Our charter authorizes us to issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes a majority of our entire Board, without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations.

Our charter also authorizes our Board to reclassify any unissued shares of our common stock or classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any class or series from time to time, into one or more classes or series of stock.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our Board.

Common Stock

Our common stock is not convertible or subject to redemption.

Subject to the provisions of our charter regarding the restrictions on the ownership and transfer of stock (See “Restrictions on Ownership and Transfer” below) the holders of our common stock are entitled to such distributions as may be authorized from time to time by our Board out of legally available funds and declared by us. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities, including the liquidation preferences of any shares of preferred stock. Holders of our common stock do not have preemptive rights, which means that they do not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of our common stock generally have no appraisal rights.

The holders of our common stock vote together as a single class on all matters. Holders of shares of our common stock are entitled to vote in the election of directors. Subject to the rights of the holders of one or more classes or series of preferred stock to elect or remove one or more directors and, with respect to any director that is designated by the Almanac Realty Investors business unit of NB Alternatives Advisers LLC (“Almanac”), the consent of Almanac, directors may be removed from office, with or without cause, only upon the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast generally in the election of directors.

Preferred Stock

Our charter provides that our Board has the authority, without action by our stockholders, to classify, designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any class or series.

Meetings and Voting Requirements

Subject to charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, including with respect to the vote by the common stock for the election of directors, each holder of our common stock will be entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our Board, which means that the holders of a majority of shares of our outstanding common stock can elect all the directors then standing for election and the holders of the remaining shares of our common stock will not be able to elect any directors. These election rights are subject to any nomination rights exercisable by Almanac and Fuyou Investment Management Limited.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

We hold an annual meeting of our stockholders each year. The purpose of each annual meeting will be to elect directors and to transact any other business that may properly come before the annual meeting. Special meetings of stockholders may be called by the chairman of our Board, the chief executive officer, the president or a majority of our Board. The secretary of the Company must call a special meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting (subject to compliance with certain procedures set forth in our bylaws).

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account certain options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (for this purpose, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock and capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person may beneficially or constructively own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.6%

(in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock, excluding any shares of common stock that are not treated as outstanding for U.S. federal income tax purposes, or more than 9.6% (in value) of the aggregate of the outstanding shares of our capital stock, excluding any shares that are not treated as outstanding for U.S. federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.6% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.6% in value or in number of shares (whichever is more restrictive) of our outstanding common stock or capital stock and thereby violate the applicable ownership limit.

Our Board, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from one or more of the ownership limits and may establish or increase an “excepted holder limit” for such person if, among other limitations, it:

•

determines that such waiver will not cause five or fewer individuals (as defined above) to own, actually or beneficially, more than 49% in value of the aggregate of all the outstanding shares of all classes or series of our capital stock, taking into account the then-current ownership limits, any then-existing excepted holder limits, and the excepted holder limit of such person; and

•

determines that, subject to certain exceptions, such person does not and represents that it and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of such exemption, our Board may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our Board in its sole and absolute discretion in order to determine or ensure our status as a REIT or such representations and/or undertakings as are reasonably necessary to make the determinations above. Notwithstanding the receipt of any ruling or opinion, our Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

Our Board has established excepted holder limits for certain of our stockholders.

In connection with a waiver of an ownership limit or at any other time, our Board, in its sole and absolute discretion, may increase or decrease one or more of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition by such person of our stock will violate the decreased ownership limit. Our Board may not increase any ownership limit if the new ownership limit (taking into account any then-existing excepted holder limits) would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•

any person from actually, beneficially or constructively owning shares of our capital stock that could result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Corporation to fail to satisfy any of the income requirements of Section 856(c) of the Code); and

•

any person from transferring shares of our capital stock if such transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our Board determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance with one or more of the restrictions or limitations on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our Board, or would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to the trustee as described above, must be repaid to the trustee upon demand. Any dividend or other distribution so paid to the trustee shall be held in trust for the charitable beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any purported transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the Market Price (as such term is defined in our charter) on the date of such gift, devise or other such transaction) and (b) the Market Price on the date we, or our designee, exercise such right. We must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of ours stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock must be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons, designated by the trustee, who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute to the prohibited owner an amount equal to the lesser of (a) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the Market Price on the date of such gift, devise or other such transaction) and (b) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary. In addition, if, prior to our discovery that shares of its stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to our charter, such excess amount must be paid to the trustee upon demand.

The trustee will be appointed by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole and absolute discretion:

•	to rescind as void any vote cast by a prohibited owner prior to the Company’s discovery that the shares have been transferred to the trustee; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our Board or a duly authorized committee thereof determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, or that a person intends to acquire or has attempted to acquire actual, beneficial or constructive ownership of shares of our capital stock in violation of the restrictions on ownership and transfer of our stock as set forth in our charter, our Board or such committee may take such action as it deems advisable in its sole and absolute discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above or a statement that we will furnish a full statement regarding the restrictions on ownership and transferability to a stockholder on request and without charge.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our stock that our stockholders otherwise believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.